Exhibit 99

NEWS RELEASE

Contacts:	John S. Penshorn
Senior Vice President
952-936-7214

Patrick J. Erlandson
Chief Financial Officer
952-936-5901

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS RECORD

FOURTH QUARTER AND FULL YEAR 2005 EARNINGS OF $0.65 AND $2.48 PER SHARE

Company Increases 2006 Earnings Per Share Growth Projection To a Range of 21% to 23%

• Fourth Quarter Revenues Up 15%	• Full Year Revenues Up 22%

• Fourth Quarter Operating Margin of 11.9%	• Full Year Operating Margin of 11.8%

• Fourth Quarter Adjusted Cash Flows exceeded $900 Million	• Full Year Adjusted Cash Flows above $4.6 Billion

• Fourth Quarter Return on Equity of 24%	• Full Year Return on Equity of 27%

• Fourth Quarter EPS Grew 20%	• Full Year EPS Grew 26%

MINNEAPOLIS (January 19, 2006) – UnitedHealth Group (NYSE: UNH) achieved record results in the fourth quarter and full year ended December 31, 2005, reported Chairman and CEO William W. McGuire, M.D. today.

He noted that the full year results were driven by balanced contributions across the diversified family of UnitedHealth Group businesses and the extension of services to nearly 3.6 million new customers across all of its member-based businesses in 2005.

Quarterly and Annual Financial Performance
	Three Months Ended			Year Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Revenues	$12.05 billion	$11.32 billion	$10.51 billion	$45.37 billion	$37.22 billion

Earnings From Operations	$1.43 billion	$1.38 billion	$1.19 billion	$5.37 billion	$4.10 billion

Operating Margin	11.9%	12.2%	11.3%	11.8%	11.0%

UnitedHealth Group Highlights

•	Fourth quarter earnings per share of $0.65 increased 20 percent from $0.54 in the fourth quarter of 2004, and improved 1 cent or 2 percent from the third quarter of 2005. Fourth quarter earnings per share included approximately 2 cents per share in market launch expenses for the Medicare Part D prescription drug benefit program. Excluding the market launch expenses, fourth quarter earnings of $0.67 per share gained 24 percent year-over-year.

•	Full year earnings per share of $2.48, which includes 3 cents per share in Medicare Part D program launch costs, increased 26 percent from $1.97 per share in 2004. Excluding the market launch expenses, full year earnings of $2.51 per share grew 27 percent year-over-year.

•	Fourth quarter consolidated net earnings increased to $870 million, up $131 million or 18 percent year-over-year and $28 million or 3 percent on a sequential quarter basis. Full year net earnings advanced to $3.3 billion, up $713 million or 28 percent over 2004 results.

•	On December 20, 2005, the Company completed its acquisition of PacifiCare Health Systems, Inc., (PacifiCare), strengthening the assets of multiple business segments and improving the breadth of its customer offerings and its future earnings capacity. The results of the operations of PacifiCare in the subsequent seven business day period contributed $440 million in revenues to UnitedHealth Group fourth quarter and full year results on a consolidated basis. PacifiCare had no significant impact on UnitedHealth Group operating or financial metrics for the fourth quarter or full year.

•	Consolidated fourth quarter revenues exceeded $12.0 billion, increasing $1.5 billion or 15 percent year-over-year and $723 million or 6 percent sequentially. Revenues for full year 2005 increased $8.1 billion or 22 percent to $45.4 billion, with sizable revenue advances in each of the Company’s business segments.

Highlights for UnitedHealth Group – Continued

•	Fourth quarter investment and other income of $121 million included $9 million in net capital losses on the sale of investments. By comparison, third quarter 2005 investment and other income of $135 million included $4 million in net capital gains, and fourth quarter 2004 investment and other income of $110 million also included $4 million in net capital gains.

•	Operating costs represented 15.5 percent of revenues in the fourth quarter, including about 40 basis points or approximately $50 million in market launch expenses for the Medicare Part D prescription drug benefit program. Excluding these market launch expenses, the fourth quarter 2005 operating cost ratio of 15.1 percent was stable year-over-year. The full year reported operating cost ratio of 15.0 percent improved significantly from 15.4 percent in 2004. Excluding market launch expenses, the full year operating cost ratio was 14.9 percent.

•	Earnings from operations increased to $1.4 billion in the fourth quarter, up $241 million or 20 percent over the prior year, and up $51 million or 4 percent sequentially. Full year earnings from operations of $5.4 billion advanced 31 percent over 2004 results.

•	Consolidated fourth quarter operating margin improved to 11.9 percent from 11.3 percent in the fourth quarter of 2004. Excluding market launch expenses for the Medicare Part D prescription drug benefit program from both the third and fourth quarters of 2005, the fourth quarter operating margin of 12.3 percent was stable with the third quarter and gained 1 percent from 11.3 percent in the fourth quarter of 2004. The full year reported operating margin of 11.8 percent improved 80 basis points from 11.0 percent in 2004. Excluding market launch costs, the full year operating margin of 12.0 percent expanded 1 percent in 2005.

•	Adjusted cash flows from operations were $941 million for the fourth quarter and $4.6 billion for the year. Reported cash flows from operations, which included only two monthly payments in the fourth quarter and 11 monthly payments for the full year from the Centers for Medicare and Medicaid Services (CMS), were $632 million in the fourth quarter and more than $4.3 billion for the full year.

•	The medical care ratio, excluding the AARP division of Ovations, was 78.2 percent in the fourth quarter and 78.6 percent for full year 2005, a decrease of 90 basis points year-over-year.

•	Medical costs payable, excluding PacifiCare and the AARP division of Ovations, increased $281 million or 6 percent year-over-year to $4.9 billion. Including PacifiCare, medical costs payable were $6.3 billion at December 31, 2005. Medical costs days payable were 63 days for the quarter, excluding the AARP division of Ovations and the operations of the PacifiCare platform.

•	During the fourth quarter, the Company realized favorable development of $30 million in its estimates of medical costs incurred in 2004. The Company also realized $50 million in favorable development related to estimates of medical costs incurred in the first nine months of 2005, with no effect on full year results.

Highlights for UnitedHealth Group – Continued

•	The Company used $960 million in cash in the fourth quarter to retire outstanding debt obligations of PacifiCare. In addition, UnitedHealth Group repurchased 4 million shares in the fourth quarter, bringing the full year repurchase total to 54 million shares at a weighted average cost of $48 per share.

•	Fourth quarter 2005 annualized return on equity was 24 percent, with full year return on equity exceeding 27 percent.

Closing Comment

Dr. McGuire concluded, “I am pleased to report both strong 2005 results and a very favorable 2006 outlook, supported by accelerating internal growth and expanding business opportunities. Our growth prospects across all of our business units directly reflect our ability to help the health care system work more effectively and, in turn, enhance the accessibility and affordability of services. Based on our strong position and business momentum entering 2006, we now anticipate a further increase in our earnings per share growth to a range of 21 percent to 23 percent over our 2005 results.”

UnitedHealth Group adopted the new accounting rules for stock compensation costs, effective January 2006. Including noncash stock compensation costs, the Company anticipates earnings of $2.85 to $2.90 per share in 2006, a significant increase over the $2.82 to $2.85 per share that the Company had previously projected for 2006. On a comparative accounting basis, the new 2006 outlook of $2.85 to $2.90 in earnings per share compares with earnings of $2.36 per share in 2005, including an adjustment to reflect 12 cents per share in noncash stock compensation costs in 2005. A restatement of historical financial results to reflect noncash stock compensation costs by business segment, by quarter, will be available in the Financial Reports and SEC Filings section of the Investor Information page on www.unitedhealthgroup.com.

Business Description – Health Care Services

The Health Care Services segment consists of the UnitedHealthcare, AmeriChoice and Ovations business units. UnitedHealthcare coordinates network-based health and well-being services on behalf of multistate mid-sized and local employers and for consumers. AmeriChoice facilitates and manages health care services for state Medicaid programs and their beneficiaries. Ovations delivers health and well-being services to Americans over the age of 50.

Quarterly and Annual Financial Performance
	Three Months Ended			Year Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Revenues	$10.63 billion	$9.95 billion	$9.32 billion	$40.02 billion	$32.67 billion

Earnings From Operations	$985 million	$976 million	$834 million	$3.82 billion	$2.81 billion

Operating Margin	9.3%	9.8%	8.9%	9.5%	8.6%

Key Developments for Health Care Services

•	Fourth quarter 2005 Health Care Services revenues grew $1.3 billion or 14 percent year-over-year to $10.6 billion. Full year revenues increased $7.3 billion or 22 percent to $40.0 billion.

•	Fourth quarter Health Care Services earnings from operations of $985 million increased $151 million or 18 percent year-over-year and $9 million or 1 percent sequentially.

•	Fourth quarter operating margin of 9.3 percent increased 40 basis points year-over-year and decreased 50 basis points sequentially. The sequential decrease was due to an increase in Health Care Services operating costs in the Ovations business related to preparation, marketing and enrollment for the start of Medicare Part D prescription drug benefit plans on January 1, 2006. The full year operating margin of 9.5 percent expanded 90 basis points year-over-year.

Key Developments for Health Care Services – Continued

•	Fourth quarter revenues of $7.1 billion for UnitedHealthcare grew by $683 million or 11 percent year-over-year. Full year revenues of $27.2 billion increased by more than $5.2 billion or 24 percent year-over-year.

•	For the year, UnitedHealthcare (excluding the impact of PacifiCare) brought services to an additional 720,000 people in 2005, including 335,000 through internal growth and 385,000 through geographically focused acquisitions. The completion of the PacifiCare merger in late December 2005 brings additional significant mid-sized and small employer business, as well as individual business, to UnitedHealthcare for 2006.

•	The full year UnitedHealthcare medical care ratio of 78.2 percent improved 80 basis points as medical cost trends moderated in 2005, impacted by effective health care facilitation and cost management, efficient benefit designs and the general economic environment. The fourth quarter medical care ratio was 78.0 percent.

•	AmeriChoice fourth quarter revenues of $873 million increased $48 million or 6 percent year-over-year and $30 million or 4 percent sequentially. Full year AmeriChoice revenues of $3.4 billion increased 9 percent year-over-year.

•	AmeriChoice grew enrollment by 20,000 people in the fourth quarter of 2005, bringing the year-end total to 1.25 million people. Year-over-year, the number of people served by AmeriChoice was stable, as organic growth was offset by a membership reduction related to its withdrawal from the Illinois market during the third quarter of 2005.

•	Ovations fourth quarter revenues of $2.6 billion grew $571 million or 28 percent year-over-year. Full year Ovations revenues of $9.4 billion increased more than $1.8 billion or 24 percent over 2004 results.

•	In its Medicare Advantage health benefit programs, Ovations added 20,000 seniors through internal growth in the fourth quarter, bringing the full year membership advance to 65,000 people, an increase of 20 percent. The merger with the PacifiCare Secure Horizons business in late December nearly triples the number of seniors served through Medicare Advantage plans for January 2006.

•	On a combined basis as of January 17, 2006, Ovations and PacifiCare had enrolled 4.3 million senior consumers in Medicare Part D prescription drug benefit plans, including those affiliated with Medicare Advantage health plan programs with Part D benefits.

•	Full year earnings from operations for Ovations increased by approximately 25 percent in 2005 due to overall revenue growth and the achievement of stable operating margins, despite bearing significant expenses for launch of the Medicare Part D prescription drug benefit program on January 1, 2006.

Business Description

Uniprise delivers network-based health and well-being services, business-to-business transaction processing services, consumer connectivity, and technology support services to large employers and health plans, and provides health-related consumer and financial transaction products and services.

Quarterly and Annual Financial Performance
	Three Months Ended			Year Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Revenues	$978 million	$969 million	$845 million	$3.85 billion	$3.37 billion

Earnings From Operations	$207 million	$205 million	$169 million	$799 million	$677 million

Operating Margin	21.2%	21.2%	20.0%	20.8%	20.1%

Key Developments

•	Uniprise revenues increased $133 million or 16 percent over fourth quarter 2004 and $485 million or 14 percent for full year 2005, reaching $978 million and $3.85 billion for the respective periods.

•	Uniprise advanced the number of people served in the national multilocation employer segment by more than 600,000 in 2005. Uniprise estimates it added more than 400,000 new consumers in early 2006, and that it is on track for full year 2006 growth of 500,000 to 600,000 people.

•	The Uniprise fourth quarter operating margin of 21.2 percent increased 120 basis points year-over-year and was stable sequentially, as fourth quarter earnings from operations grew 22 percent or $38 million year-over-year to $207 million. As a result of productivity and efficiency gains, earnings from operations increased $2 million from third quarter 2005, despite seasonal fourth quarter enrollment costs and expenses for significant levels of benefit plan changes related to 2006 enrollment activities.

•	Full year earnings from operations of $799 million increased $122 million or 18 percent over 2004 results. The full year operating margin of 20.8 percent reflected 70 basis points in year-over-year gain, driven by improving productivity through the application of advanced technology to basic business processes.

Business Description

Specialized Care Services offers a comprehensive array of specialized benefits, networks, services and resources to make health care work better by connecting people to proven solutions for health and well being.

Quarterly and Annual Financial Performance
	Three Months Ended			Year Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Revenues	$753 million	$728 million	$588 million	$2.81 billion	$2.30 billion

Earnings From Operations	$162 million	$148 million	$129 million	$582 million	$485 million

Operating Margin	21.5%	20.3%	21.9%	20.7%	21.1%

Key Developments

•	Fourth quarter revenues rose to $753 million, up $165 million or 28 percent year-over-year and $25 million or 3 percent from the third quarter of 2005. Full year revenues of $2.8 billion increased $511 million or 22 percent, reflecting exceptional growth as the businesses within this segment added more than 5 million new people as customers in 2005. This includes more than 3 million people who were customers of other UnitedHealth Group businesses and who purchased an offering from Specialized Care Services for the first time.

•	The Specialized Care Services fourth quarter operating margin of 21.5 percent expanded 120 basis points sequentially and declined 40 basis points year-over-year. The full year operating margin of 20.7 percent also decreased 40 basis points year-over-year. The fourth quarter and full year operating margin percentages were consistent with the evolving business mix for this reporting segment.

•	Fourth quarter earnings from operations of $162 million increased $33 million or 26 percent year-over-year and $14 million or 9 percent sequentially. Full year earnings from operations grew $97 million or 20 percent year-over-year to $582 million.

Business Description

Ingenix is a leader in the field of health care data, analysis and application, serving pharmaceutical companies, health insurers and other payers, physicians and other health care providers, large employers and governments.

Quarterly and Annual Financial Performance
	Three Months Ended			Year Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Revenues	$248 million	$205 million	$214 million	$794 million	$670 million

Earnings From Operations	$75 million	$49 million	$56 million	$177 million	$129 million

Operating Margin	30.2%	23.9%	26.2%	22.3%	19.3%

Key Developments

•	Ingenix fourth quarter revenues of $248 million increased $34 million or 16 percent year-over-year and $43 million or 21 percent sequentially. Advances were driven by the seasonal pick-up for Ingenix syndicated content products and strong software sales. On a full year basis, Ingenix grew revenues by $124 million or 19 percent over 2004 results.

•	Strong sales performance continued in the fourth quarter, with the Ingenix contract revenue backlog exceeding $850 million across its business units on December 31, 2005, a year-over-year increase of 28 percent.

•	Ingenix earnings from operations increased $19 million or 34 percent year-over-year and $26 million or 53 percent on a sequential quarter basis. Full year earnings from operations increased $48 million or 37 percent to $177 million. The fourth quarter operating margin of 30.2 percent expanded 4 percentage points year-over-year, bringing the full year 2005 operating margin up to 22.3 percent. Exceptional earnings leverage, particularly from data, software and informatics products, drove the year-over-year and sequential operating margin gains.

About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 65 million individuals nationwide.

Forward-Looking Statements

This news release may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. A list and description of some of the risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investor Information page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site for one week following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID #3484226. This earnings release and the Form 8-K dated January 19, 2006, which may also be accessed in the Investor Information section of the Company’s Web site, include a reconciliation of non-GAAP financial measures.

###

UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Quarter Ended December 31, 2005

•	Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Segment Financial Information

•	Customer Profile Summary

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
REVENUES
Premiums	$10,880	$9,510	$41,058	$33,495
Services	1,044	891	3,808	3,335
Investment and Other Income	121	110	499	388

Total Revenues	12,045	10,511	45,365	37,218

COSTS
Medical Costs	8,624	7,625	32,725	27,000
Operating Costs	1,872	1,592	6,814	5,743
Depreciation and Amortization	120	106	453	374

Total Costs	10,616	9,323	39,992	33,117

EARNINGS FROM OPERATIONS	1,429	1,188	5,373	4,101

Interest Expense	(75)	(42)	(241)	(128)

EARNINGS BEFORE INCOME TAXES	1,354	1,146	5,132	3,973

Provision for Income Taxes	(484)	(407)	(1,832)	(1,386)

NET EARNINGS	$870	$739	$3,300	$2,587

BASIC NET EARNINGS PER COMMON SHARE	$0.69	$0.57	$2.61	$2.07

DILUTED NET EARNINGS PER COMMON SHARE	$0.65	$0.54	$2.48	$1.97

Diluted Weighted-Average Common Shares Outstanding	1,338	1,359	1,330	1,310

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Cash and Short-Term Investments	$6,011	$4,505
Accounts Receivable, net	1,290	906
Other Current Assets	3,339	2,830

Total Current Assets	10,640	8,241
Long-Term Investments	8,971	7,748
Other Long-Term Assets	21,763	11,890

Total Assets	$41,374	$27,879

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medical Costs Payable	$7,301	$5,540
Commercial Paper and Current Maturities of Long-Term Debt	3,261	673
Other Current Liabilities	6,082	5,116

Total Current Liabilities	16,644	11,329

Long-Term Debt, less current maturities	3,850	3,350
Future Policy Benefits for Life and Annuity Contracts	1,761	1,669
Deferred Income Taxes and Other Liabilities	1,386	814
Shareholders’ Equity	17,733	10,717

Total Liabilities and Shareholders’ Equity	$41,374	$27,879

The table below summarizes certain balance sheet data excluding AARP related amounts:

	December 31, 2005		December 31, 2004
Accounts Receivable, net	$876		$517
Other Current Assets	$1,547		$947
Other Current Liabilities	$4,877		$3,743
Medical Costs Payable	$6,300		$4,641
Days Medical Costs in Medical Costs Payable	63	(a)	64

(a)	Excludes the impact on Days Medical Costs in Medical Costs Payable of PacifiCare Health Systems, Inc. (PacifiCare), which was acquired in December 2005. Including PacifiCare, Days Medical Costs in Medical Costs Payable were 77 days.

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Year Ended December 31,
	2005	2004
Operating Activities
Net Earnings	$3,300	$2,587
Noncash Items:
Depreciation and amortization	453	374
Deferred income taxes and other	167	125
Net changes in operating assets and liabilities	406	1,049

Cash Flows From Operating Activities	4,326	4,135

Investing Activities
Cash paid for acquisitions, net of cash assumed	(2,562)	(2,225)
Purchases of property, equipment and capitalized software	(509)	(350)
Net sales and maturities/(purchases) of investments	(418)	931

Cash Flows Used For Investing Activities	(3,489)	(1,644)

Financing Activities
Common stock repurchases	(2,557)	(3,446)
Net change in commercial paper and debt	2,656	2,044
Other, net	494	640

Cash Flows From (Used For) Financing Activities	593	(762)

Increase in cash and cash equivalents	1,430	1,729
Cash and cash equivalents, beginning of period	3,991	2,262

Cash and cash equivalents, end of period	$5,421	$3,991

Supplemental Schedule of Noncash Investing Activities:
Common Stock Issued for Acquisitions	$5,696	$5,557

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
REVENUES

UnitedHealthcare	$7,114	$6,431	$27,186	$21,950
Ovations	2,638	2,067	9,446	7,602
AmeriChoice	873	825	3,387	3,121

Health Care Services	10,625	9,323	40,019	32,673
Uniprise	978	845	3,850	3,365
Specialized Care Services	753	588	2,806	2,295
Ingenix	248	214	794	670
Eliminations	(559)	(459)	(2,104)	(1,785)

Total Consolidated	$12,045	$10,511	$45,365	$37,218

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
EARNINGS FROM OPERATIONS

Health Care Services	$985	$834	$3,815	$2,810
Uniprise	207	169	799	677
Specialized Care Services	162	129	582	485
Ingenix	75	56	177	129

Total Consolidated	$1,429	$1,188	$5,373	$4,101

UNITEDHEALTH GROUP

CUSTOMER PROFILE SUMMARY

(in thousands)

(unaudited)

Customer Profile	December 2005 (a)(b)		September 2005	June 2005	December 2004
Commercial Businesses
Risk-based	11,905		11,785	11,530	10,820
Fee-based	17,035	(c)	16,750	16,665	15,525

Federal, State, and Municipal Governments	7,080		7,190	7,075	7,035
Individual Consumers	1,470	(d)	1,555	1,540	1,455
Business-to-Business	19,870		19,745	19,715	19,005

Grand Total	57,360		57,025	56,525	53,840

Consumer-directed health plans (included above)	1,095		1,060	1,005	560

	December 2005 (a)(b)		September 2005	June 2005	December 2004
Supplemental Segment Profile - Health Care Services and Uniprise

Health Care Services:
Risk-based commercial	7,765		7,805	7,700	7,655
Fee-based commercial	3,895	(c)	3,615	3,455	3,305
Medicare	395		375	355	330
Medicaid	1,250		1,230	1,265	1,260

Total Health Care Services	13,305		13,025	12,775	12,550

Uniprise	10,480		10,505	10,540	9,875

(a)	Excludes individuals served by PacifiCare Health Systems, Inc., which was acquired in December 2005.
(b)	Reflects a 20,000 person reduction in UnitedHealthcare’s December 31, 2005 commercial membership pursuant to a Consent Decree from the Department of Justice related to the PacifiCare merger.
(c)	Includes 255,000 individuals served by United Medical Resources, Inc., which was acquired in December 2005.
(d)	Reflects the divestiture of 85,000 members pursuant to the sale of the Golden Rule life insurance and annuity business in October 2005.

PacifiCare Membership

PacifiCare member data is being reviewed by UnitedHealth Group pursuant to the December 20, 2005 merger. As of December 31, 2005, PacifiCare estimated year-end commercial membership of approximately 2.3 million accessing risk-based benefits and 100,000 accessing fee-based benefits. In addition, approximately 750,000 individuals received Medicare-sponsored benefits as of December 31, 2005. The member data reflects projected fourth quarter net sales and dis-enrollment activities and a partial writedown related to the rapid run-off experienced by its 2005 Pacific Life indemnity insurance acquisition, representing a total net reduction of approximately 100,000 commercial members, as well as the discontinuance of approximately 70,000 members to be divested pursuant to a Consent Decree with the Department of Justice and the completed divestiture of PacifiCare’s Guam-based business. Beginning in the first quarter of 2006, membership for PacifiCare will be included in UnitedHealth Group’s reported amounts.